Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT	Deloitte & Touche LLP
Certified Public Accountants
To Desert Sunlight Investment Holdings, LLC	1800 North Military Trail
700 Universe Blvd.	Suite 200
Juno Beach, Florida	Boca Raton, FL 33431-6386
USA
Tel:+ 1 561 962 7700
Fax: + 1 561 962 7750
www.deloitte.com

We have audited the accompanying consolidated financial statements of Desert Sunlight Investment Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

April 30, 2015 (September 15, 2015, as to the disclosure in Note 2 to the consolidated financial statements regarding the lawsuit filed by the Company on July 2, 2015 seeking payment of Convertible Investment Tax Credits)

Member of
Deloitte Touche Tohmatsu

Desert Sunlight Investment Holdings, LLC

Consolidated Balance Sheets

As of December 31, 2014 and 2013

(Thousands of Dollars)

	December 31,	December 31,
	2014	2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$20,913	$5,226
Accounts receivable	578,147	340,391
Prepaid expenses and other current assets	2,102	2,216
Restricted investments	104,836	8,486
Total current assets	705,998	356,319
NON-CURRENT ASSETS
Property, plant and equipment, net	1,476,951	890,870
Construction work in progress	—	308,285
Deferred financing costs, net	31,545	41,165
Derivative assets	—	5,610
Other non-current assets	10,012	7,927
Total non-current assets	1,518,508	1,253,857
TOTAL ASSETS	$2,224,506	$1,610,176

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$21,722	$234,437
Accrued interest	13,731	10,348
Current maturities of long-term debt	393,722	211,837
Due to related parties	933	1,719
Derivative liabilities	5,967	727
Total current liabilities	436,075	459,068
NON-CURRENT LIABILITIES
Long-term debt	1,116,114	744,000
Derivative liabilities	17,495	2,966
Asset retirement obligations	18,582	14,513
Other non-current liabilities	301	220
Total non-current liabilities	1,152,492	761,699

TOTAL LIABILITIES	1,588,567	1,220,767

COMMITMENTS AND CONTNGENCIES (NOTE 9)

TOTAL MEMBER’S EQUITY	635,939	389,409

TOTAL LIABILITIES AND MEMBER’S EQUITY	$2,224,506	$1,610,176

The accompanying notes are an integral part of these financial statements.

Desert Sunlight Investment Holdings, LLC

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2014 and 2013

(Thousands of Dollars)

	For the Year Ended December 31,
	2014	2013

OPERATING REVENUES	$133,590	$738

OPERATING EXPENSES
Operations and maintenance	19,535	5,201
Depreciation and amortization	39,689	822
Taxes other than income taxes and other	536	4
Total operating expenses	59,760	6,027

OPERATING INCOME (LOSS)	73,830	(5,289)

OTHER DEDUCTIONS
Interest expense	41,442	3,842
Total other deductions	41,442	3,842

NET INCOME (LOSS)	$32,388	$(9,131)

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized gains / losses on cash flow hedges:
Effective portion of net unrealized gain (loss)	(26,315)	22,267
Reclassification from accumulated other comprehensive income (loss) to net income (loss)	3,289	320
Total other comprehensive income (loss)	(23,026)	22,587

COMPREHENSIVE INCOME	$9,362	$13,456

The accompanying notes are an integral part of these financial statements.

Desert Sunlight Investment Holdings, LLC

Consolidated Statements of Members’ Equity

For the years ended December 31, 2014 and 2013

(Thousands of Dollars)

	Contributed Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Members’ Equity

BALANCE AT DECEMBER 31, 2012	$203,399	$(75,491)	$127,908

Member contributions	248,045	—	248,045
Other comprehensive income	—	22,587	22,587
Net loss	(9,131)	—	(9,131)

BALANCE AT DECEMBER 31, 2013	$442,313	$(52,904)	$389,409

Member contributions	237,168	—	237,168
Other comprehensive loss	—	(23,026)	(23,026)
Net income	32,388	—	32,388

BALANCE AT DECEMBER 31, 2014	$711,869	$(75,930)	$635,939

As detailed in Note 1 to these consolidated financial statements:

The NextEra member is the holder of all Desert Sunlight Investment Holdings LLC’s Class A equity shares.  The Class A shares comprise a 50% share of the Company’s total equity.

The GECC member and Sumitomo member are the holders of Desert Sunlight Investment Holdings LLC’s Class B equity shares.  The Class B shares comprise 50% of the Company’s total equity.

The accompanying notes are an integral part of these financial statements.

Desert Sunlight Investment Holdings, LLC

Consolidated Statements of Cash Flows

For the years ended December 31, 2014 and 2013

(Thousands of Dollars)

	For the year ended December 31, 2014	For the year ended December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$32,388	$(9,131)
Adjustments to reconcile net income (loss) to net cash provided by (used in) in operating activities:
Amortization of debt issuance costs	8,083	49
Depreciation and amortization	39,689	822
Mark to market for deravitives and amortization of derivatives	2,353	126
Changes in assets:
Accounts receivable	(7,344)	(738)
Prepaid expenses and other current assets	114	717
Other non-current assets	(2,085)	(2,074)
Changes in liabilities:
Accounts payable and accrued liabilities	3,846	899
Accrued interest	10,702	(500)
Due to related parties	(786)	1,719
Other non-current liabilities	81	90
NET CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	87,041	(8,021)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(765,060)	(694,702)
Restricted investments	(96,350)	305,960
NET CASH FLOW USED IN INVESTING ACTIVITIES	(861,410)	(388,742)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance	554,000	153,600
Member contributions	237,168	248,045
Financing costs	(1,112)	(2,999)
NET CASH FLOW PROVIDED BY FINANCING ACTIVITIES	790,056	398,646

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,687	1,883

CASH AND CASH EQUIVALENTS, Beginning of Period	5,226	3,343
CASH AND CASH EQUIVALENTS, End of Period	$20,913	$5,226

SUPPLEMENTAL DISCLOSURE OF OTHER CASH FLOW INFORMATION
Cash paid for interest, net of capitalized interest	$19,183	$4,302

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Plant, property and equipment, net, included in accounts payable and accrued expenses	$15,862	$—
Construction in progress included in accounts payable and accrued expenses, other non-current liabilities, due to related parties and accrued interest	$—	$198,293
Reductions to property, plant, and equipment, net, via accounts receivable for convertible investment tax credits (“CITC”) / test revenues	$570,064	$339,652
Contribution of prepaid expenses and other current assets from member	$—	$1,942
Additions to property, plant and equipment, net for ARO	$18,582	$14,512

The accompanying notes are an integral part of these financial statements.

Desert Sunlight Investment Holdings, LLC

NOTES TO FINANCIAL STATEMENTS

As of and for the years ended December 31, 2014 and 2013

1                                         Organization

Desert Sunlight Investment Holdings, LLC (the “Company”), a Delaware limited liability company, was formed on September 8, 2011 for the purpose of holding a 100% interest in Desert Sunlight Holdings, LLC (“Holdings”), a Delaware limited liability company which was formed on December 15, 2009 for the purpose of holding a 100% interest in Desert Sunlight 250, LLC (“Sunlight 250”) and Desert Sunlight 300, LLC (“Sunlight 300”), (collectively the “Projects”). The Company, Holdings, Sunlight 250, and Sunlight 300 are collectively referred to as the “Company and its subsidiaries.”  Holdings and the Projects were created to develop, finance, construct, own and operate 550 megawatts (“MW”) of alternating current (“AC”) solar photovoltaic (“PV”) electric generating facilities, including an approximately 12-mile long generation-tie line, certain monitoring and maintenance infrastructure and other ancillary facilities (the “Shared Facilities”) located on approximately 4,000 acres of land in the Chuckwalla Valley, which is approximately six miles north of Desert Center, California.  The Projects consist of two solar electric generating facilities, with a nominal net output of 250 MW and 300 MW, respectively.

NextEra Desert Sunlight Holdings, LLC, a Delaware limited liability company (the “NextEra Member”), is the initial Class A Member and the initial Managing Member, and EFS Desert Sun, LLC, a Delaware limited liability company (the “GECC Member”) is the initial Class B Member of Holdings.  First Solar Development, Inc., NextEra Member and GECC Member are parties to a Membership Interest Purchase and Sale Agreement, dated September 29, 2011 (the “MIPSA”) pursuant to which NextEra and GECC Members each separately agreed, among other things, to purchase from First Solar Development, Inc. fifty percent of the membership interests in Holdings.  NextEra and GECC Members each contributed their fifty percent share of the membership interests in Holdings to the Company in exchange for a fifty percent share of the membership interests in the Company for which NextEra and GECC Members have equal rights. On September 27, 2012, the GECC member sold 50% of its Class B shares (25% of total equity) to Sumitomo Corporation of America (the “Sumitomo Sponsor”) and Sumitomo Solar Desert Sunlight, LLC, a Delaware limited liability company (the “Sumitomo Member”).  As a result, NextEra, GECC and Sumitomo Members are collectively the “Members” of the Company.

The NextEra Member is an affiliate of ESI Energy, LLC which is a wholly-owned subsidiary of NextEra Energy Resources, LLC (“NextEra”), which is a wholly-owned subsidiary of NextEra Energy, Inc., a New York Stock Exchange company.  The GECC Member is an affiliate of GE Energy Financial Services, which is an affiliate of GE Capital Corporation, a New York Stock Exchange company. The Sumitomo Member is an affiliate of the Sumitomo Sponsor, which is an indirect subsidiary of the Sumitomo Corporation of Japan, a Tokyo Stock Exchange company.

The Projects employ AC PV technology and utilizes First Solar Inc.’s (“First Solar”) PV modules, which are a technology currently in commercial use in numerous utility-scale and other projects located in multiple countries.  These modules convert sunlight to electricity.  The direct current electricity generated by the modules are converted to alternating current using inverters.  The Projects were constructed and are operated by an affiliate of First Solar.

During December of 2013, the Projects achieved partial commercial operations, including turnover of 10 of its approximately 20 blocks, generation of initial operating revenues, and placing its shared facilities in service.  All remaining capacity was placed in service in 2014, with the final Blocks achieving their commercial operation dates (“COD”) in the fourth quarter of 2014.

The Members share profits and losses and cash flows in proportion to their ownership percentage interests.

2                                         Significant Accounting Policies

Basis of Presentation — The accompanying consolidated financial statements of the Company include the accounts of the Company and its subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.  The footnotes to the financial statements presented herein provide the requisite information for the Company.

Reclassification — Certain amounts included in prior year’s financial statements have been reclassified to conform to the current year’s presentation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Restricted Investments — Restricted investments at the Projects consist of a money market fund held in trust accounts in accordance with the provisions of the debt agreements (see Note 6 - Long-term Debt).  The value of these assets is based upon the fund’s published net asset value at the reporting date.

Accounts Receivable and Revenue Recognition — The Projects entered into two long-term power purchase agreements with Southern California Edison (“SCE”) and Pacific Gas & Electric Company (“PG&E”), (collectively, the “PPAs”).  Sunlight 250 entered into an agreement with SCE in August 2009 (the “SCE PPA”) for a term of approximately 20 years, commencing upon COD.  Under the SCE PPA, Sunlight 250 will provide all of the electricity produced to SCE.  Sunlight 300 entered into an agreement with PG&E in February 2010 (the “PG&E PPA”) for a term of approximately 25 years, commencing upon COD. Under the PG&E PPA, Sunlight 300 will provide all of the electricity produced to PG&E.  The PPAs are accounted for as operating leases.  Due to the fact that payments under the PPAs are based on actual generation, the payments are considered contingent rental income; therefore, revenue from power generation is recognized as income during the period electricity is produced and delivered.   Trade accounts receivable as of December 31, 2014 and 2013 related to the PPAs were approximately $8.2 million and $8.7 million, respectively.  If these customer receivable balances should be deemed uncollectible, this would have a material effect on the Company’s results of operations and financial condition. Management does not believe significant credit risk exists as of December 31, 2014.   Accounts receivable balances would be adjusted for any write-offs and any estimated allowance for doubtful accounts, which is reviewed periodically based on amounts past due and significance. There was no allowance for doubtful accounts recorded as of December 31, 2014 and 2013.

Accounts receivable is also comprised of Convertible Investment Tax Credits (“CITC”) in connection with renewable energy grants. As of December 31, 2014 and 2013, accounts receivable arising from CITCs were $570.0 million and $331.6 million, respectively.  See Note 3 — Property, Plant and Equipment, net. On May 1, 2015, the Company received $360.4 million in renewable energy grant proceeds leaving a remaining balance of $209.6 million of accounts receivable arising from CITCs. On July 2, 2015, the Desert Sunlight project companies filed a lawsuit in the U.S. District Court for the District of Columbia seeking a judicial order mandating immediate payment of the remaining balance of grant proceeds sought by the Company. The lawsuit is pending.

In May 2014, the Financial Accounting Standards Board issued a new accounting standard which provides guidance on the recognition of revenue from contracts with customers and requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows from an entity’s contracts with customers. Nonpublic entities are required to adopt the new standard for fiscal year beginning after December 15, 2017 with early adoption allowed as early as the fiscal year beginning after December 15, 2016.  The Company is currently evaluating the effect the adoption of this standard will have, if any, on its financial statements.

Property, Plant and Equipment, net — Property, plant and equipment consists primarily of development, engineering and construction costs related to the Company’s power generation facilities, the substations and transmission lines. Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from 3 to 30 years, commencing on the date the assets are placed in service.

The American Recovery and Reinvestment Act of 2009 provided for an option to elect a cash grant for certain renewable energy property in lieu of tax credits. As of December 31, 2014 and 2013, CITC of approximately $570.0 million and $331.6 million, respectively, is recorded as a reduction to property, plant and equipment.  CITC is amortized as a reduction to depreciation expense over the estimated life of the related property.

Construction Work in Progress — Construction work in progress consists primarily of development, engineering and construction costs related to the Projects’ power generation facilities. Construction work in progress is recorded at a combination of actual cost and a pro rata share of common area costs which are allocated based on the respective MWs and was transferred into Property, Plant, and Equipment, net, upon commissioning.  Included within construction in progress as of December 31, 2013 was approximately $17.7 million of capitalized interest expense.  All construction work in progress was transferred into Property, Plant, and Equipment, net in 2014.

Capitalized Interest is also a reduction to net interest expense.  In the years ended December 31, 2014 and 2013, capitalized interest was approximately $8.9 million and $32.9 million, respectively.

Impairment of Long-Lived Assets — The Company and its subsidiaries evaluate on an ongoing basis, the recoverability of their long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  As of December 31, 2014 and 2013, the Company and its subsidiaries concluded no impairment adjustments were necessary.

Asset Retirement Obligation — Asset retirement obligations are those for which a legal obligation exists under the laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditioned on a future event.

The Company and its subsidiaries account for asset retirement obligations and conditional asset retirement obligations (collectively, “ARO”) in accordance with GAAP which requires that requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amounts of the long-lived asset.  The asset retirement costs is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life.  Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in the depreciation and amortization expense in the Company’s consolidated statements of comprehensive income.   Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is depleted.

A rollforward of the Company’s AROs is as follows (in thousands):

Balance at December 31, 2012	$—

Additions	14,190
Accretion expense	322

Balance at December 31, 2013	$14,512

Additions	3,223
Accretion expense	847

Balance at December 31, 2014	$18,582

Income Taxes —As limited liability companies, the Company and its subsidiaries are not taxable for federal and state income tax purposes. As such, no provision has been made for income taxes since such taxes, if any, are the responsibility of their members.

Fair Value of Financial Instruments — The carrying amount of accounts receivable, and accounts payable and accrued expenses, approximate fair value due to the short maturity of these instruments. The fair value of the A-1 Loans outstanding (See Note 6 — Long-term Debt) at December 31, 2014 and 2013 were $803.0 million and $739.3 million, respectively and was estimated based on the borrowing rates as of the balance sheet date for similar issues of debt with similar remaining maturities.  The book value of the Lock Loans and A-3 Loans outstanding (See Note 6 — Long-term Debt) at December 31, 2014 and 2013 approximates their fair values due to the short maturity of the debts.  The book value of the A-2 Loans approximate their fair values because their stated interest rate resets are tied to the prevailing London Interbank Offered (“LIBO”) rates.

Fair Value Measurements — The Company uses a valuation technique to measure the fair value of assets and liabilities relying primarily on a discounted cash flow model using observable inputs (LIBO, risk free discount factor).   The Company’s assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.   Please see further disclosure within Note 7 — Fair Value Measurements.

Accounting for Derivative Instruments and Hedging Activities - Derivative instruments are recorded on the Company and its subsidiaries balance sheets and measured at fair value.  In connection with the debt financings, the Company and its subsidiaries entered into derivative instruments (interest rate swap agreements and treasury rate locks) to manage the interest rate cash flow risk related to the expected future debt financing.  Both agreements are considered derivatives that qualify for cash flow hedge accounting.  Under the interest rate swap agreements (the “Swaps”), the Company pays a fixed rate of interest and receive a floating rate of interest over the term of the agreements without the exchange of the underlying notional amounts.  These agreements allow the Company to offset the variability of the forecasted floating rate loan interest with the variable interest payments due on the interest rate swaps. These derivatives were not designated as cash flow hedges at the project level but were designated during consolidation at Holdings. The treasury locks recorded at the Company were used to hedge the interest rate risk of forecasted fixed rate debt issuances until the debt was drawn upon, at which point it was priced (the “Locks”).

The changes in gains or losses on the interest rate swaps are reported in the projects’ statements of operations as derivative gains or losses since cash flow hedge accounting is not applied. Cash flows related to interest rate swaps designated as hedges are included within cash flow from operations in the statement of cash flows.  The effective portion of the gains or losses on these derivative instruments is reported initially as a component of other comprehensive income, and subsequently reclassified into earnings when the forecasted or actual interest payments impact earnings.  Additionally, any ineffective portion of the gain or loss is reported immediately in current earnings as a component of interest expense in the statement of comprehensive income (See Note 7 - Fair Value Measurements and Note 8 - Derivative Instruments and Hedging Activity).

Deferred Financing Costs - Deferred financing costs include upfront fees and costs incurred to obtain long-term debt and commitment fees on undrawn debt and are amortized over the life of the related debt using the effective interest rate established at debt issuance. Deferred financing costs as of December 31, 2014 and 2013 are approximately $45.3 million and $44.6 million, respectively, in connection with the debt financings as described in Note 6 - Long-term Debt.  Accumulated amortization at December 31, 2014 and 2013 was approximately $13.7 million and $3.4 million, respectively, and reflected on the accompanying balance sheets for each entity.  The Company recorded deferred financing costs amortization expense for the years ended December 31, 2014 and 2013 of approximately $10.3 million and $2.6 million, respectively.

In 2015, the FASB issued a new accounting standard which provides guidance on the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented as a direct reduction from the carrying amount of that debt liability.  The standard is effective for the Company beginning January 1, 2016.  The company is currently evaluating the effect the adoption of this standard will have, if any, on its financial statements.

Subsequent Events - The Company has evaluated subsequent events through April 30, 2015, which is the date the financial statements were available to be issued.  On the evening of April 21, 2015 a F0 class tornado touched down on the Northwest portion of the project.  The tornado caused panel damage at Sunlight 300 and Sunlight 250 in the areas where it touched down that resulted in a temporary derate of approximately 6

MW.  The initial estimates are that approximately 0.6% of the panels on site were impacted by the storm.  The project has been able to reach its max generation on a daily basis since the storm, but the derate has resulted in a slower ramp up and quicker ramp down periods. The expectation is to have the project fully restored by mid-July.   The repairs will be covered by the property insurance policy which has a $500,000 deductible. The Company has updated its evaluation of subsequent events for disclosure purposes through September 15, 2015, which is the date the financial statements were available to be reissued. As discussed above, on July 2, 2015, the Desert Sunlight project companies filed a lawsuit in the U.S. District Court for the District of Columbia seeking a judicial order mandating immediate payment of $209.6 million of grant proceeds related to CITCs. The lawsuit is pending.

3                                         Property, Plant, and Equipment, Net

Property, plant and equipment consists of the following as of December 31, 2014 and 2013 (in thousands):

	Useful Life (in years)	2014

Power generation assets	30	$2,006,111
Convertible investment tax credit	30	(569,944)
Capitalized interest	30	53,606
Other depreciable assets	3 - 30	26,193
		1,515,966
Less: accumulated depreciation and amortization		(39,015)
Property, plant and equipment, net		$1,476,951

	Useful Life (in years)	2013

Power generation assets	30	$1,180,665
Convertible investment tax credit	30	(331,625)
Capitalized interest	30	27,467
Other depreciable assets	3 - 30	14,862
		891,369
Less: accumulated depreciation and amortization		(499)
Property, plant and equipment, net		$890,870

Depreciation expense for the years ended December 31, 2014 and 2013 was approximately $54.0 million and $0.6 million, respectively.  In the years ended December 31, 2014 and 2013 depreciation expense was offset by amortization expense for CITC by approximately $14.3 million and $0.2 million, respectively.

4                                         Related Party Transactions

Affiliates of the Company and its subsidiaries, which are direct and indirect wholly-owned subsidiaries of NextEra, make purchases and payments from time to time on behalf of the Projects as prescribed by various agreements.  The amounts due to related parties are non-interest bearing, do not have any stated terms, and are generally payable within 45 days.  Amounts due to related parties at December 31, 2014 and 2013 were $0.9 million and $1.7 million, respectively.

Administrative Services Agreement

NextEra and the Company’s subsidiaries have entered into an administrative services agreement on September 29, 2011 (the “Administrative Services Agreement”).  The Administrative Services Agreement appoints NextEra as the manager of Holdings which requires that the manager perform functions which include, but are not limited to, monitoring operations and maintenance of Holdings, collecting amounts due to and using funds of the Projects to pay costs, expenses and obligations with respect to the Holdings and keeping and providing reports on the books and records of Holdings as required by the Shared Facilities Agreement (see Note 9 — Commitments and Contingencies) and the right-of-way administrative services agreements.   The term of the Administrative Services Agreement is twenty-five years with automatic extensions for an additional five year period with written notification.  Sunlight 250 and Sunlight 300 will pay $350,000 and $250,000, respectively, annually for the services under this agreement and NextEra will be reimbursed for certain out-of-pocket expenses as specified in the agreement.  Commencing in 2013, the annual fee will increase annually by an inflation factor.  For the years ended December 31, 2014 and 2013 approximately $623,000 and $611,000, respectively, was reflected as a component of operations and maintenance expense in the accompanying consolidated statements of income and statements of operations.

Guarantees by Members

The Members have entered into equity contribution agreements pursuant to which such Members are required to make certain proportionate additional capital contributions to the Company resulting in additional Class A and Class B Units, respectively. In addition, guarantors of the Members each have entered into equity guaranty agreements pursuant to which such guarantors will, upon the terms and conditions set forth therein, guarantee the payment of certain of the obligations of the Projects to make payments to First Solar under engineering and procurement contracts.  Aside from their ownership interest, these guarantees and the resulting cash contributions to the Company are the primary extent of their related party relationships.

5                                         Power Purchase Agreements

The PPAs provide for the sale to SCE and PG&E on an “as available” basis, of all electricity produced by Sunlight 250 and Sunlight 300, respectively, net of all auxiliary loads, station use and electrical losses, together with all capacity attributes, renewable energy credits, environmental attributes and resource adequacy benefits. The term of the PPAs commences upon satisfaction of certain customary conditions precedent and delivery to SCE and PG&E of energy and capacity after each COD. The term continues for approximately 20 years on the SCE PPA and approximately 25 years on the PG&E PPA.  While partial commercial operations were been achieved at both Projects in 2013, the term of the Projects’ PPA agreements do not commence until full commercial delivery, which was achieved on December 17, 2014 for both Projects.

The contract price under the SCE PPA is based on the timing of the initial Blocks coming online and the amount of the Projects’ share of network upgrade costs.  If Sunlight 250’s output falls below specified production levels under the SCE PPA, it would be required to cure the deficiency by paying liquidated damages for the undelivered amounts.

The base contract price under the PG&E PPA is fixed and does not provide for escalation but may be adjusted depending on the cost of interconnection to the project and network upgrade costs.  If Sunlight 300’s output falls below specified production levels under the PG&E PPA, it would be required to cure the deficiency by paying liquidated damages for the undelivered amounts.

At December 31, 2014 and 2013, there is $8.6 million and $7.9 million, respectively, of upfront and ongoing commitment fees incurred related to letters of credit associated with the PPAs reflected in Other Non-Current Assets in the related balance sheets.  These fees will be amortized over the related PPA terms commencing on COD.  For the year ended December 31, 2014, amortization of these capital commitment fees was approximately $0.2 million.

6                                         Long-term Debt

The Projects’ approximately $2.3 billion capital cost is being funded with a combination of Member equity contributions and debt.  Prior to the completion of the Projects, the costs are being funded pro-rata by debt and equity proceeds in order to maintain the target debt capitalization ratio of approximately 65%.  The Company through its subsidiaries, Sunlight 250 and Sunlight 300 each entered into three distinct tranches of debt.  Any member contributions, revenues, or property of the Sunlight 300, or Sunlight 250 may be treated as collateral security for loan obligations.

The A-1 Loans

The A-1 loan agreements represent securities in an offering in trust pass-through certificates issued by the A-1 lender pursuant to a trust agreement (“A-1 Loans”). The A-1 lender utilized the full proceeds of the offering to fund the A-1 Loans to each of Sunlight 300 and Sunlight 250 pursuant to the A-1 Loan agreements under two separate loan agreements (the “A-1 Loan Agreements”).  The Department of Energy (“DOE”) guaranteed 80% of the principal amount and regularly scheduled interest on each of the A-1 Loans.  Any payment made by the DOE under the guarantee will be allocated by the A-1 lender to first pay the accrued regularly scheduled interest and principal amortization due on the guaranteed portion of the A-1 loans and any remaining amounts to the non-guaranteed portion of the A-1 Loans.  The A-1 Loans have a final maturity of October 7, 2036 and an average life of 17.7 years.  The A-1 Loans were funded in three draws of $260.4 million, $186.0 million, and $297.6 million on September 29, 2011, February 1, 2012 and August 1, 2012, respectively.  The A-1 Loans will indirectly benefit, on a pass-through basis, from a finance security package which consists of Holdings’ equity interest in the Projects and substantially all of the existing and future tangible and intangible assets of the Projects, including an undivided ownership interest in and right to use the Shared Facilities.  The A-1 Loans may be prepaid at any time, in whole, or in part, subject to a make-whole premium of 0.50% over the applicable U.S treasury rate.  At December 31, 2014 and 2013, amounts outstanding under the A-1 Loans were $744.0 million.  Principal payments on the A-1 Loans commence in 2015.  Interest for the borrowings is accrued monthly based on a weighted average rate of 3.506% on the guaranteed portion and 5.486% on the non-guaranteed portion the A-1 Loans, applied to the outstanding principal due under the A-1 Loans.

Years Ending December 31,	A-1 Loan Payments

2015	23,396
2016	20,131
2017	20,750
2018	21,139
2019	21,660
Thereafter	636,924
$744,000

The A-2 Loans

The A-2 lender has used two tranches of loan participations.  The A-2 lender has utilized the full proceeds of the sale of the loan participations to fund a loan to each of Sunlight 300 and Sunlight 250 (the “A-2 Loans”) pursuant to two separate loan agreements (the “A-2 Loan Agreements”).  The DOE guaranteed 80% of the principal amount and regularly scheduled interest on each of the A-2 Loans.  Any payment made by the DOE under the guarantee will be allocated by the A-2 lender to first pay the accrued regularly scheduled interest and principal amortization due on the guaranteed portion of the A-2 loans and any remaining amounts to the non-guaranteed portion of the A-2 Loans.  This loan utilizes floating rate term debt and will have a final maturity of October 7, 2026 and an expected average life of 10.5 years.  The A-2 Loans were funded, subject to satisfaction of certain conditions precedent, as needed for construction of the Projects no more frequently than once per month. Holdings has entered into interest rate hedge transactions for at least 90% of the principal amount of the A-2 Loans which will remain in place as long as the A-2 Loans are outstanding. The notional amounts of the hedges shall be reduced on an ongoing basis in accordance with the A-2 Loan amortization schedules.  The A-2 Loans were first drawn on March 28, 2014.  At December 31, 2014, the amounts outstanding under the A-2 Loans were $415.6 million.  At December 31, 2013, there were no amounts outstanding under the A-2 Loans.  Interest on the A-2 Loan draws were priced at the date of each respective draw and are repriced on each quarterly date based on the London Interbank Offered (“LIBO”) rate on the draw date in addition to a 1.01% credit spread on the guaranteed portion of the A-2 Loans and 2.25% on the non-guaranteed portion of the A-2 Loans.  In addition, there will be a step-up in the rate ranging from 0% to 0.15% over the debt term.

Years Ending December 31,	A-2 Loan Payments

2015	20,090
2016	19,676
2017	20,281
2018	20,663
2019	21,174
Thereafter	313,716
$415,600

The A-3 Loans

The A-3 lender has used two tranches of loan participations.  The A-3 lender has utilized the full proceeds of the sale of the loan participations to fund a loan to each of Sunlight 300 and Sunlight 250 (the “A-3 Loans”) pursuant to two separate loan agreements (the “A-3 Loan Agreements”).  The DOE has guaranteed 80% of the principal amount of and regularly scheduled interest on each of the A-3 Loans.  Any payment made by the DOE under the guarantee will be allocated by the A-3 lender to pay the accrued regularly scheduled interest and principal amortization due on the guaranteed portion of the A-3 loans.  The A-3 Loans were funded, subject to satisfaction of certain conditions precedent, as needed for construction of the Projects, but no more frequently than once per month.  The A-3 Loans will be required to be repaid in installments as proceeds are received from cash grant proceeds to be received under the Section 1603 Cash Grant in lieu of tax credits as provided for by the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) from the United States Treasury (“the Treasury”).  Holdings has entered into interest rate hedge transactions for at least 75% of the anticipated principal amount of the A-3 Loans.  The A-3 Loans were first drawn on August 1, 2013.  At December 31, 2014 and 2013, there was $292 million outstanding and $153.6 million outstanding, respectively.  Interest on the A-3 Loan draws will be priced at the date of each respective draw and repriced on each quarterly date, based on the LIBO rate on the draw date in addition to a 0.97% credit spread on the guaranteed portion of the A-3 Loans and 2.25% on the non-guaranteed portion of the A-3 Loans.  During the period of time where the A-3 Loans are committed but not fully drawn, the Projects have incurred a commitment fee of 0.41% on the undrawn balance.

The Lock Loans

In October of 2011, the Company entered into the Locks to fix the treasury component of coupons associated with the future fixed rate borrowings on the A-1 Loans as noted above.  The combined treasury lock notional amounts are $435 million and the Locks settled in February and August of 2012 when the associated A-1 Loans were drawn upon. The Locks settled for $58.2 million and the Company entered into a loan with the Lock counterparties for the settlement amount (the “Lock Loans”).  The Lock Loans accrue interest at a rate of LIBO plus 3.25% and will be repaid in installments as proceeds are received from the cash grant proceeds to be received under the Section 1603 Cash Grant in lieu of tax credits pursuant to the Recovery Act.

The Company has approximately $570.0 million in CITC grant receivables from the Treasury.  These cash grant proceeds have been applied for in various applications through December 2014.  To date, the Company has not received payment from the Treasury for any of the applications and has been in discussions to resolve questions from the Treasury about the qualifying expenditures.  The A-3 Loans and Lock Loans were issued with scheduled principal repayments in October 2015 that were intended to be repaid in full with cash grant proceeds; however, the principal repayments are due regardless of whether the Treasury has remitted the cash grants to the Company.

7                                         Fair Value Measurements

The Company and its subsidiaries use several valuation techniques to measure the fair value of assets and liabilities, relying primarily on the income approach of using prices and other market information for identical and/or comparable assets and liabilities for those assets and liabilities that are measured on a recurring basis.  Certain derivatives and financial instruments may be valued by taking into consideration multiple inputs, including interest rate swap and LIBO rates and treasury yields, as well as counterparty credit ratings and credit enhancements.  Additionally, when observable market data is not sufficient, valuation models are developed that incorporate the Company’s proprietary views of market factors and conditions. The Company’s assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

Cash Equivalents — The fair value of money market funds is calculated using current market prices.

Interest Rate Swaps — The Company estimates the fair value of its derivatives using a discounted cash flows valuation technique based on the net amount of estimated future cash inflows and outflows related to the swap agreements. The primary inputs used in the fair value measurements include the contractual terms of the derivative agreements, current interest rates and credit spreads. The significant inputs for the resulting fair value measurement are market-observable inputs and the measurements are reported as Level 2 in the fair value hierarchy.

The interest rate swap assets (liabilities) and the money market funds held are reported at fair value on a recurring basis. Fair values by hierarchy level are as follows (in thousands):

	As of December 31, 2014
	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Derivative liabilities:
Interest Rate Swaps	—	(23,462)	—	(23,462)

Cash Equivalents
Money Market Funds	17,348	—	—	17,348

Restricted Investments
Money Market Funds	104,837	—	—	104,837

Total	$122,185	$(23,462)	$—	$98,723

	As of December 31, 2013
	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Derivative assets:
Interest Rate Swaps	$—	$5,610	$—	$5,610

Derivative liabilities:
Interest Rate Swaps	—	(3,693)	—	(3,693)

Cash Equivalents
Money Market Funds	3,918	—	—	3,918

Restricted Investments
Money Market Funds	8,486	—	—	8,486

Total	$12,404	$1,917	$—	$14,321

8                                         Derivative Instruments and Hedging Activity

Treasury Lock and Interest Rate Swap Agreements

In October of 2011, the Company entered into the Locks to fix the treasury component of coupons associated with the future fixed rate borrowings on the A-1 Loans, and interest rate swap agreements to fix the LIBO rate component of the interest rate of the future borrowings of the A-2 and A-3 loans, which will be drawn, as needed, for certain expenditures incurred during construction (See Note 6 — Long-term Debt).  The combined Lock notional amounts were $435.0 million.  In February and August 2012, the Locks settled for $58.2 million and the Company entered into the Lock Loans for the settlement amount (See Note 6 — Long-term Debt).  During 2015, approximately $2.6 million is expected to be reclassified out of accumulated other comprehensive income to interest expense for the Locks. This assumes no change in interest rates.

The interest rate swaps have effective dates that started in July 2013.  The maximum total notional amounts for these swaps outstanding at any point in time will be $382.5 million at July 7, 2015.  The last of these swaps will mature in October 2026.  The notional amount of the interest rate swaps at December 31, 2014 and 2013 was $211.1 million and $84.7 million, respectively. During 2015, approximately $5.3 million is expected to be reclassified out of accumulated other comprehensive income to interest expense for the interest rate swaps.  This assumes no change in interest rates.

The interest rate swap agreements are derivatives and qualify for hedge accounting.  The fair value of the Company and its subsidiaries derivative instruments are included in their respective consolidated balance sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Interest rate swaps:
Non-current assets	$—	$5,610
Current liabilities	(5,967)	(727)
Non-current liabilities	(17,495)	(2,966)
Total derivative assets (liabilities)	$(23,462)	$1,917

Gains (losses) related to the Company’s cash flow hedges are recoded in their statements of comprehensive income as follows (in thousands):

	Year Ended	Year Ended
	December 31, 2014	December 31, 2013

Gains (losses) recognized in OCI	$(26,315)	$22,267
Gains (losses) reclassified from AOCI to net income (a)	(3,289)	(320)

(a) included in interest expense

9                                         Commitments and Contingencies

Engineering and Procurement Contracts

On September 29, 2011, the Company, through its subsidiaries, Sunlight 250 and Sunlight 300, each entered into an engineering and procurement contract (“EPC”) and a common facilities engineering procurement contract with First Solar, (collectively, the “EPC Contracts”).  The EPC Contracts were entered into for the purpose of engaging First Solar to design, engineer and construct the Projects.

The contract price is a fixed sum determined by the EPC Contracts price but may be adjusted for circumstances beyond First Solar’s control.  The contract price has been paid incrementally upon the achievement of milestones and upon final completion, as defined in the EPC Contracts, a final payment will be made to First Solar.  The Projects were retaining an amount equal to approximately 10% of each milestone payment as performance security for First Solar’s obligation to perform the work under the EPC Contracts. The majority of these amounts were paid in 2014.   As of December 31, 2014 and 2013, approximately $6.8 million and $128.4 million, respectively, were reflected in accounts payable and accrued expenses and other non-current liabilities on the accompanying balance sheets associated with the retainage of the performance security.  First Solar has received bonuses for the turnover of Blocks is achieved prior to the projected turnover date for such Block and such bonus will not be subject to any retainage.  If First Solar fails to perform as prescribed by the EPC Contracts during construction, the Projects may be entitled to liquidated damages.

Operations and Maintenance Agreements

On September 29, 2011, the Company, through its subsidiaries, Sunlight 250 and Sunlight 300 entered into three operations and management agreements (“O&M Agreements”) with First Solar ranging from 20 to 25 years in duration with cancellation options for convenience starting on the fifth anniversary of the agreements.  First Solar is obligated to supply an inventory of spare parts and consumables necessary and appropriate for operation under the Sunlight 250 and Sunlight 300 agreements.   The service fee for the Sunlight 250 agreement is approximately $5.6 million annually and for the Sunlight 300 project is $6.8 million annually.  The fees are paid in equal quarterly installments of 25% of the annual total, due within 30 days.  On each anniversary of the commencement date, the service fees are subject to a 2% annual escalation.  The third agreement is for the operations and maintenance of the Shared Facilities.  The service fee for the Shared Facilities O&M Agreement is $25,000 per year with 2% annual escalation paid in equal quarterly installments, due within 30 days.  Payments under these agreements have commenced in 2014.  Total expense for the year ended December 31, 2014 was approximately $9.0 million, and was classified in operations and maintenance costs in the accompanying statements of comprehensive income and statements of operations.

Large Generator Interconnection Agreements

Interconnection of the Projects to the California Independent System Operators (“CAISO”) controlled transmission grid and sharing of this interconnection between the Projects, was effected through several related agreements.  The standard large generator interconnection agreement (“LGIA”) as amended was entered into on August 19, 2011 between Holdings, Sunlight 250, Sunlight 300 and SCE.  The LGIA specifies that the Projects will interconnect with the Red Bluff Substation at the Red Bluff Substation 230 KV bus.  The LGIA co-tenancy agreement was entered into on August 19, 2011 between Sunlight 250 and Sunlight 300 and will set forth the rights and obligations of the Co-Tenants and Holdings as manager under the amended LGIA.

Shared Facilities Agreement

The Company entered into a shared facilities agreement (the “Shared Facilities Agreement”) on September 29, 2011.  Pursuant to the Shared Facilities Agreement, the Company will agree to own and use the Shared Facilities as tenants-in-common, with each owning an undivided interest in the Shared Facilities in proportion of its respective co-tenancy percentage interest of 54.55% and 45.45%, respectively.  In addition, the Shared Facilities Agreement appoints Holdings to act as their Manager and agent with respect to all aspects of the Shared Facilities, including day-to-day management and decision making.  The Company is responsible for, among other things, facilitating the operation and maintenance of the Shared Facilities.

Land Leases

U.S. Bureau of Land Management Land Lease

On August 11, 2011, the Company’s subsidiaries were granted approval of a Right-of-Way (“ROW”) Lease/Grant (the “Land Lease”) that provides for payments to the U.S. Bureau of Land Management (“BLM”) for the right to use the public lands upon which the Projects are located through December 31, 2040. The Land Lease may be renewed at expiration at the Company’s option and will be subject to the regulations existing at the time of renewal.

Payments under the Land Lease consist of base rent and a MW capacity fee that are subject to fee change based on inflation, will be phased in over the first five years of power generation, and will be paid in advance annually. As the base rent and the MW capacity fee are both based on fair value, these payments are considered contingent rent and are therefore recognized as incurred.

Total expense for the years ended December 31, 2014 and 2013 was approximately $2.0 million and $1.3 million, respectively, and was classified in operations and maintenance costs in the accompanying statements of comprehensive income.

In connection with the terms of the Land Lease, the Company entered into a surety bond with a non-affiliated party in favor of BLM on September 7, 2011 for $29.9 million. The surety bond remains in effect until the BLM is satisfied that there is no outstanding liability on the bond or satisfactory replacement bond coverage is furnished.

Franchise Agreement

On August 16, 2011, the Projects were granted approval of a 30-year franchise to construct and use an electrical transmission line under, along, across, or upon the Kaiser Road Rights-Of-Way in Eastern Riverside County (the “Franchise Agreement”).  The electrical transmission interconnects the Projects with SCE’s Red Bluff Station.

Payments under the Franchise Agreement are $600,000 annually, adjusted by the Consumer Price Index annually; however, in no event will the annual adjustment be less than 1% nor greater than 4%. Accordingly, lease expense under the Franchise Agreement has been calculated on a straight-line basis over the 30 year term by taking into consideration the impacts of the annual minimum increase over the life of the agreement.

Total expense for the year ended December 31, 2014 and 2013, was approximately $0.7 million and $0.7 million, respectively, and was classified in operations and maintenance costs in the accompanying statements of comprehensive loss and statement of operations.

Future minimum lease payments under the land lease agreements for the years ended December 31 are as follows (in thousands):

	2015	2016	2017	2018	2019	Thereafter
Franchise Agreement	$651	657	664	670	677	$15,894

Settlement Agreement

Prior to the Members’ acquisition of the Company and its subsidiaries, Sunlight 250, Sunlight 300 and Holdings entered into a settlement agreement with certain farmers to address their concerns regarding the impact of the Desert Sunlight project would have on their farms.  Under this agreement, certain annual payments would be made to the farmers in exchange for a commitment by the farmers that they will not commence, maintain, prosecute, support or finance any effort to challenge or oppose the construction of the Sunlight projects.  The Company has recorded the net present value of this ongoing settlement obligation by using the interest rates applicable to the A-1 Loans currently outstanding.  At December 31, 2014 the amount of the undiscounted obligation is approximately $0.4 million and is reflected under accounts payable and accrued expenses in the accompanying balance sheets.  The discounted amount of the settlement is approximately $0.3 million.

The Letter of Credit Facilities

At the inception of the project Sunlight 300 and Sunlight 250 entered into letter of credit facilities (the “LOC Facilities”), under which the LOC lender may issue standby letters of credit not to exceed approximately $276.2 million. These LOC’s are utilized to support the debt service reserve obligations of Sunlight 300 and Sunlight 250 under their respective loan agreements, development security and performance assurance collateral required under the PPAs and to support other obligations relating to the Projects, including site restoration obligations to the Title V of the Federal Land Policy and Management Act and the BLM ROW, the LGIA and the franchise agreement with Riverside County. The LOC Facilities do not benefit from a DOE guarantee.

The purpose and amounts of the outstanding letters of credit are as follows (in millions):

LOC Facility Purpose	Amount	Approximate LCs Outstanding Dates

PPA Development Security	6.7	Q4 ‘11 – Q1 ‘15

PPA Term Security	165.0	Q1 ‘14 - Maturity

Site Restoration	28.8	Q4 ‘11 - Maturity

LGIA	0.7	Q4 ‘10 - Maturity

Total	$201.2